                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO 240.13D-1(B), (C) and AMENDMENTS THERETO FILED
                              PURSUANT TO 240.13D-2

                               (Amendment No. 1)*


                            OYO GEOSPACE CORPORATION
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
                         (Title of Class of Securities)

                                   671074-10-2
                                 (CUSIP Number)

                                December 31, 1999
                              (Date of Event Which
                       Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 11 Pages

                                  SCHEDULE 13G
CUSIP No. 671074-10-2


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         R. Chaney & Partners IV L.P.(1)

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [X]
                                                                         (b) [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

               5        SOLE VOTING POWER
  NUMBER OF             149,000
   SHARES
BENEFICIALLY   6        SHARED VOTING POWER
  OWNED BY              0
    EACH
  REPORTING    7        SOLE DISPOSITIVE POWER
   PERSON               149,000
    WITH
               8        SHARED DISPOSITIVE POWER
                        0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         149,000

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         2.71%(2)

12       TYPE OF REPORTING PERSON (See Instructions)
         PN

------------------

(1) R. Chaney & Partners IV L.P. and R. Chaney & Partners III L.P. are filing this Schedule 13G as members of a group.

(2) Based on 5,501,359 shares of Common Stock outstanding as reported in the Issuer's 10-K for the year ended September 30, 1999.


                               Page 2 of 11 Pages

                                  SCHEDULE 13G
CUSIP No. 671074-10-2


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         R. Chaney Investments, Inc.


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [ ]
                                                                         (b) [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

               5        SOLE VOTING POWER
  NUMBER OF             149,000
   SHARES
BENEFICIALLY   6        SHARED VOTING POWER
  OWNED BY              0
    EACH
  REPORTING    7        SOLE DISPOSITIVE POWER
   PERSON               149,000
    WITH
               8        SHARED DISPOSITIVE POWER
                        0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         149,000

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         2.71%(1)

12       TYPE OF REPORTING PERSON (See Instructions)
         CO

------------------------

(1) Based on 5,501,359 shares of Common Stock outstanding as reported in the Issuer's 10-K for the year ended September 30, 1999.


                               Page 3 of 11 Pages

                                  SCHEDULE 13G
CUSIP No. 671074-10-2

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         R. Chaney & Partners III L.P.(1)

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [X]
                                                                         (b) [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

               5        SOLE VOTING POWER
  NUMBER OF             383,000
   SHARES
BENEFICIALLY   6        SHARED VOTING POWER
  OWNED BY              0
    EACH
  REPORTING    7        SOLE DISPOSITIVE POWER
   PERSON               383,000
    WITH
               8        SHARED DISPOSITIVE POWER
                        0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         383,000

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         6.96%(2)

12       TYPE OF REPORTING PERSON (See Instructions)
         PN

-----------------------

(1) R. Chaney & Partners IV L.P. and R. Chaney & Partners III L.P. are filing this Schedule 13G as members of a group.

(2) Based on 5,501,359 shares of Common Stock outstanding as reported in the Issuer's 10-K for the year ended September 30, 1999.


                               Page 4 of 11 Pages

                                  SCHEDULE 13G
CUSIP No. 671074-10-2

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         R. Chaney & Partners, Inc.


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                             (a)  [ ]
                                                                        (b)  [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

               5        SOLE VOTING POWER
  NUMBER OF             383,000
   SHARES
BENEFICIALLY   6        SHARED VOTING POWER
  OWNED BY              0
    EACH
  REPORTING    7        SOLE DISPOSITIVE POWER
   PERSON               383,000
    WITH
               8        SHARED DISPOSITIVE POWER
                        0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         383,000

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         6.96%(1)

12       TYPE OF REPORTING PERSON (See Instructions)
         CO

-----------------------

(1) Based on 5,501,359 shares of Common Stock outstanding as reported in the Issuer's 10-K for the year ended September 30, 1999.


                               Page 5 of 11 Pages

                                  SCHEDULE 13G
CUSIP No. 671074-10-2

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert H. Chaney


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                              (a) [ ]
                                                                         (b) [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

               5        SOLE VOTING POWER
  NUMBER OF             532,000
   SHARES
BENEFICIALLY   6        SHARED VOTING POWER
  OWNED BY              0
    EACH
  REPORTING    7        SOLE DISPOSITIVE POWER
   PERSON               532,000
    WITH
               8        SHARED DISPOSITIVE POWER
                        0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         532,000

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         9.67%(1)

12       TYPE OF REPORTING PERSON (See Instructions)
         IN

--------------------------

(1) Based on 5,501,359 shares of Common Stock outstanding as reported in the Issuer's 10-K for the year ended September 30, 1999.


                               Page 6 of 11 Pages

ITEM 1.

         (a) Name of issuer: OYO Geospace Corporation

         (b) Address of issuer's principal executive offices:    12750 South Kirkwood, Suite 200
                                                                 Stafford, Texas 77477

ITEM 2.

(a)      Name of persons filing:

         This Schedule 13G is filed by R. Chaney & Partners IV L.P. ("Fund IV"),
R. Chaney & Partners III L.P. ("Fund III"), R. Chaney Investments, Inc. ("Investments"), R. Chaney & Partners, Inc. ("Partners"), and Mr. Robert H. Chaney. Fund IV and Fund III are filing this Schedule 13G as members of a group. Investments is the sole general partner of Fund IV, and Partners is the sole general partner of Fund III. Mr. Chaney is the sole shareholder of Investments and Partners.

(b)      Address of principal office:

         The address of the principal business office of each of Fund IV, Fund III, Investments, Partners and Mr. Chaney is 909 Fannin, Suite 1800, Two Houston Center, Houston, Texas 77010-1006.

(c)      Citizenship

         Fund IV and Fund III both are limited partnerships formed under the laws of Delaware. Investments and Partners are corporations organized under the laws of the State of Texas. Mr. Chaney is a citizen of the United States of America.

(d)      Title of class of Securities:  Common Stock, $.01 par value per share

(e)      CUSIP Number:     671074-10-2

ITEM 3. If this statement is filed pursuant to 240.13d(b) or 240.13d-2(b) or
(c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).



                               Page 7 of 11 Pages

                  (e) [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ]  Group, in accordance with 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 240.13d-1(c), check this box. [X]

ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:  532,000

         (b)  Percent of class:  9.67%.

         (c)  Number of shares as to which each person has:

                  (i)      sole power to vote or to direct the vote: 532,000(1)

                  (ii)     shared power to vote or to direct the vote: None.

                  (iii) sole power to dispose or to direct the disposition of: 532,000(1)

                  (iv) shared power to dispose or to direct the disposition of: None.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

-------------------

(1) Fund IV, Investments and Mr. Chaney have the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of, 149,000 shares. Fund III and Mr. Chaney have the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, 383,000 shares.

                               Page 8 of 11 Pages

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         By signing below the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were not acquired and are not held for the purpose of or with the affect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 9 of 11 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

February 9, 2000

                                  R. CHANEY & PARTNERS IV L.P.

                                  By:  R. Chaney Investments, Inc.,
                                       General Partner



                                       By: /s/ Robert H. Chaney
                                          --------------------------------------
                                          Robert H. Chaney,
                                          President and Chief Executive Officer


                                  R. CHANEY INVESTMENTS, INC.



                                  By: /s/ Robert H. Chaney
                                     -------------------------------------------
                                      Robert H. Chaney,
                                      President and Chief Executive Officer


                                  R. CHANEY & PARTNERS III L.P.

                                  By:  R. Chaney Partners, Inc.,
                                       General Partner



                                       By: /s/ Robert H. Chaney
                                          --------------------------------------
                                          Robert H. Chaney,
                                          President and Chief Executive Officer


                              Page 10 of 11 Pages

                                  R. CHANEY & PARTNERS, INC.



                                  By: /s/ Robert H. Chaney
                                     -------------------------------------------
                                     Robert H. Chaney,
                                     President and Chief Executive Officer


                                   /s/ Robert H. Chaney
                                  ----------------------------------------------
                                  Robert H. Chaney,
                                  Sole Shareholder of R. Chaney & Partners, Inc. and R. Chaney Investments, Inc.






                              Page 11 of 11 Pages

                                INDEX TO EXHIBITS


Exhibit No.                     Description
-----------                     -----------
10.1                       Joint Reporting Agreement dated as of April 28, 1999
                           by and among R. Chaney & Partners IV L.P., R. Chaney
                           Investments, Inc., R. Chaney & Partners III L.P., R.
                           Chaney & Partners, Inc. and Robert H. Chaney
                           (incorporated by reference to Schedule 13G dated
                           April 28, 1999, filed by the reporting person with
                           the Securities and Exchange Commission)

99.1 Nature of relationship of parties (incorporated by reference to Schedule 13G dated April 28, 1999, filed by the reporting person with the Securities and Exchange Commission)